SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SunGard Data Systems Inc.

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THIS FILING CONSISTS OF THE COMPANY’S PRESS RELEASE DATED JULY 21, 2005.

July 21, 2005

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SUNGARD ANNOUNCES SECOND QUARTER 2005 RESULTS

Acquisition by Consortium of Private Equity Firms Expected to Close in August

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services, reported today that net income for the three months ended June 30, 2005 was $99 million, a 4% decrease from the second quarter of 2004. Diluted net income per share for the quarter declined 6% to $0.33. Merger costs and costs related to the previously planned spin-off of Availability Services and the pending sale of SunGard were $0.05 per share in the quarter. Before such merger and spin-off costs, diluted net income per share grew 9% to $0.38.

Revenue for the second quarter increased 12% to $1.0 billion. Internal revenue (revenue from businesses owned for at least one year and excluding revenue from Brut LLC, which was sold in September 2004) grew 8% from the same period in 2004, with the impact of favorable exchange rates contributing less than 1%.

Cristóbal Conde, president and chief executive officer, commented, “SunGard performed very well in the quarter. We posted our best internal revenue growth in four years. The tone of business is better than it was a year ago, and we are well positioned to grow competitively. For the full year 2005, we expect growth in internal revenue in both our Software & Processing business and our Availability Services business to be in the middle single digits. We remain committed to improving customer satisfaction, delivering high levels of service and deepening relationships with our customers.”

Revenue for the first six months of 2005 increased 12% over the same period in 2004 to $2.0 billion. Diluted net income per share for the first six months decreased 2% to $0.63 from $0.64 for the first half of 2004. Merger costs and costs related to the previously planned spin-off of Availability Services and the pending sale of SunGard were $0.06 per share in the same period. In the first quarter of 2005 there was a one-time charge of $11.5 million related to the relocation of an availability services facility. Before such merger and spin-off costs and the one-time facility charge, diluted net income per share per share grew 13% to $0.71 in the first half of 2005.

On March 28, 2005, SunGard announced that it had signed a definitive agreement to be acquired by a consortium of private equity investment firms consisting of Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group, for $36 per share. At the Company’s 2005 Annual Meeting of Stockholders scheduled to be held on Thursday, July 28, 2005, SunGard’s stockholders will vote on the merger agreement providing for the acquisition of SunGard. Further information regarding the 2005 Annual Meeting of Stockholders can be found in the Company’s definitive proxy statement dated June 27, 2005, which has been filed with the Securities and Exchange Commission and mailed to stockholders. The transaction is expected to be completed in August 2005, subject to the approval of the merger agreement by SunGard’s stockholders and the satisfaction of other closing conditions.

Software & Processing, comprising Financial Systems (formerly Investment Support Systems) and Higher Education and Public Sector Systems, provides a broad range of integrated solutions primarily to two verticals, financial services and higher education. For the quarter, revenue grew 12%, and internal revenue was up 10%. The impact of favorable exchange rates contributed less than 1% to internal revenue growth in the quarter. License sales were $59 million in the quarter.

Financial Systems revenue was $471 million for the quarter. While reported revenue decreased less than 1% from the second quarter of 2004, internal revenue (which excludes revenue from Brut LLC) grew approximately 7%, including 1% from the impact of favorable exchange rates. License sales were $39 million for the quarter.

Higher Education and Public Sector Systems revenue increased 53% to $215 million for the quarter, due primarily to the acquisition of Vivista Holdings Limited in the first quarter of 2005. Internal revenue increased approximately 19% for the quarter. License sales were $20 million for the quarter.

Availability Services serves information-dependent enterprises of all types by helping to ensure the continuity of their business. Revenue in this segment increased 13% to $322 million for the quarter, due primarily to the acquisition of Inflow, Inc. in the first quarter of 2005. Internal revenue increased approximately 4% for the quarter, with the impact of favorable exchange rates contributing less than 1%. The second quarter margin declined approximately three percentage points from the second quarter of 2004 due primarily to the initial impact of the Inflow acquisition and certain one-time favorable events in the second quarter of 2004. Sequentially, the margin grew six percentage points from the first quarter to the second quarter of 2005. Excluding the impact of a one-time charge in the first quarter of 2005, the sequential margin improvement was two percentage points.

At June 30, 2005, total debt was $520 million and cash balances were $526 million. Existing cash balances were used to fund six acquisitions year to date for approximately $418 million (net of cash acquired), including $363 million for the acquisitions of Vivista and Inflow. Capital expenditures were $127 million company wide for the first six months of 2005.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services and higher education. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion. Visit SunGard at www.sungard.com.

About the Transaction

In connection with the proposed merger, SunGard filed a definitive proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements about the expected effects, timing and completion of the proposed transaction, statements about our outlook for earnings per share in 2005, statements about our outlook for internal revenue growth in 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenue; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the effect of disruptions to our ASP Systems; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. We may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2004, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Services	$1,737,046	$1,564,385	$897,466	$804,911
License and resale fees	162,027	125,434	80,423	69,670

Total products and services	1,899,073	1,689,819	977,889	874,581
Reimbursed expenses	54,840	49,549	29,521	24,138

	1,953,913	1,739,368	1,007,410	898,719

Costs and expenses:
Cost of sales and direct operating	914,084	806,309	470,710	415,243
Sales, marketing and administration	380,353	322,506	186,666	158,862
Product development	124,549	119,813	64,227	60,889
Depreciation and amortization	115,404	108,010	58,966	54,653
Amortization of acquisition-related intangible assets	68,606	58,426	34,598	31,644
Merger costs and costs related to the previously planned spin-off of AS and the pending sale of SunGard	18,305	(424)	14,538	(424)

	1,621,301	1,414,640	829,705	720,867

Income from operations	332,612	324,728	177,705	177,852
Interest income	6,267	3,374	2,977	1,532
Interest expense	(13,585)	(14,393)	(6,644)	(7,199)
Other income (expense)	(174)	—	(174)	—

Income before income taxes	325,120	313,709	173,864	172,185
Income taxes	136,703	125,484	75,043	69,582

Net income	$188,417	$188,225	$98,821	$102,603

Basic net income per common share	$0.65	$0.65	$0.34	$0.35

Shares used to compute basic net income per common share	289,725	289,129	290,554	289,102

Diluted net income per common share	$0.63	$0.64	$0.33	$0.35

Shares used to compute diluted net income per common share	298,133	296,068	301,193	295,360

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Financial systems	$927,360	$937,351	$470,944	$473,083
Higher education and public sector systems	388,282	228,732	214,698	140,602

Software and processing solutions	1,315,642	1,166,083	685,642	613,685
Availability services	638,271	573,285	321,768	285,034

	$1,953,913	$1,739,368	$1,007,410	$898,719

Income from operations:
Financial systems	$158,917	$149,062	$81,409	$81,512
Higher education and public sector systems	65,953	32,852	38,674	20,624

Software and processing solutions	224,870	181,914	120,083	102,136
Availability services	158,769	167,470	89,221	87,535
Corporate	(32,722)	(25,080)	(17,061)	(12,243)
Merger costs and costs related to the previously planned spin-off of AS and the pending sale of SunGard	(18,305)	424	(14,538)	424

	$332,612	$324,728	$177,705	$177,852

Operating margin:
Financial systems	17.1%	15.9%	17.3%	17.2%

Higher education and public sector systems	17.0%	14.4%	18.0%	14.7%

Software and processing solutions	17.1%	15.6%	17.5%	16.6%

Availability services	24.9%	29.2%	27.7%	30.7%

Total	17.0%	18.7%	17.6%	19.8%

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
Assets:
Current:
Cash and equivalents	$526,030	$674,946
Accounts receivable, net	818,636	735,745
Clearing broker assets	412,878	232,450
Prepaid expenses and other current assets	169,711	151,345

Total current assets	1,927,255	1,794,486
Property and equipment, net	670,240	620,293
Software products, net	378,684	352,722
Customer base, net	663,671	556,965
Other assets, net	39,331	45,958
Goodwill	2,009,178	1,824,217

Total Assets	$5,688,359	$5,194,641

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$14,572	$45,332
Accounts payable and accrued expenses	575,942	492,353
Clearing broker liabilities	386,770	208,730
Deferred revenue	672,627	629,710

Total current liabilities	1,649,911	1,376,125
Long-term debt	505,440	509,046
Deferred income taxes	106,666	57,834

Total liabilities	2,262,017	1,943,005
Stockholders’ equity	3,426,342	3,251,636

Total Liabilities and Stockholders’ Equity	$5,688,359	$5,194,641

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding AS Facility Closure, Merger Costs and Costs Related to the Previously Planned Spin-off of AS and the Pending Sale of SunGard and Gain/Loss on Sale of Businesses

The Company has an active acquisition program, but does not budget for acquisitions because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period and, when they do occur, may fluctuate significantly in amount.

In addition, in 2005, the Company recorded costs related to (1) the previously announced closure of the AS North Bergen, NJ facility, (2) unbudgeted expenses related to the previously planned spin-off of its availability services business, (3) unbudgeted expenses related to the planned acquisition of SunGard and (4) a loss on sale of the PowerPartner business offset in part by an adjustment to the gain on sale of the Brut business. Also, in 2004, the Company recorded two types of unbudgeted items: costs related to the previously planned spin-off of its availability services business and a gain related to the sale of Brut.

Accordingly, when assessing its financial results, the Company focuses on results before merger-related and spin-off items, the AS facility closure and the Brut gain. The following information concerning merger-related and spin-off items, the AS facility closure and the Brut gain is presented in order to show their impact on net income and diluted net income per common share.

	Six Months Ended June 30,		Three Months Ended June 30,		Year Ended December 31,
(in thousands, except per-share amounts)	2005	2004	2005	2004	2004
Net income	$188,417	$188,225	$98,821	$102,603	$453,641

Cost of sales and operating:
Closure of AS North Bergen, NJ facility	11,497	—	—	—	—

Merger costs and costs related to the previously planned spin-off of AS and the pending sale of SunGard:
Costs associated with planned acquisition of SunGard and previously planned spin-off:
Accounting, investment banking, legal and other costs	16,637	—	13,197	—	5,500
Costs associated with the acquisition of Inflow:
Severance costs	1,580	—	1,308	—	—
Costs associated with the acquisition of Integrity Treasury Solutions:
Severance costs	88	—	33	—	—
Costs associated with the acquisition of Sherwood Int’l plc (Sherwood):
Facility shut-down and severance costs	—	—	—	—	1,241
Costs associated with the acquisition of Guardian iT plc (Guardian):
Adjustment of previously expensed facility shut-down and severance costs	—	—	—	—	(149)
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Adjustment of previously expensed facility shut-down and severance costs	—	(424)	—	(424)	(424)

	18,305	(424)	14,538	(424)	6,168

Other (income) expense:
Loss on sale of PowerPartner business	1,174	—	1,174	—	—
Gain on sale of Brut business	(1,000)	—	(1,000)	—	(78,066)

Net (gain) loss on sale of businesses	174	—	174	—	(78,066)

Total before income taxes	29,976	(424)	14,712	(424)	(71,898)
Income taxes	5,335	(169)	388	(169)	(31,800)

After-tax effect of AS facility closure, merger-related and spin-off items and gain on sale of businesses	24,641	(255)	14,324	(255)	(40,098)

Net income, excluding AS facility closure, merger costs and costs related to the previously planned spin-off of AS and the pending sale of SunGard and gain/loss on sale of businesses	$213,058	$187,970	$113,145	$102,348	$413,543

Diluted net income per common share	$0.63	$0.64	$0.33	$0.35	$1.54

Diluted net income per common share, excluding AS facility closure, merger costs and costs related to the previously planned spin-off of AS and the pending sale of SunGard and gain/loss on sale of businesses	$0.71	$0.63	$0.38	$0.35	$1.40